EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated January 14, 2008 (which report expressed an unqualified opinion and contains explanatory paragraphs relating to substantial doubt about Irvine Sensors Corporation’s ability to continue as a going concern and a restatement of Irvine Sensors Corporation’s previously issued consolidated financial statements) accompanying the consolidated financial statements and schedule included in the Annual Report of Irvine Sensors Corporation on Form 10-K for the fiscal year ended September 30, 2007, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.
/s/ GRANT THORNTON LLP
Irvine, California
January 14, 2008